FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles.lynch@pediatrix.com

FOR IMMEDIATE RELEASE

Pediatrix Medical Group Reports First Quarter Results

FORT LAUDERDALE, Fla., May 7, 2024 - Pediatrix Medical Group, Inc. (NYSE: MD), the nation’s leading provider of highly specialized health care for women, children and babies, today reported earnings of $0.05 per share for the three months ended March 31, 2024. On a non-GAAP basis, Pediatrix reported Adjusted EPS of $0.20.

For the 2024 first quarter, Pediatrix reported the following results:

•
Net revenue of $495 million;
•
Net income of $4 million; and
•
Adjusted EBITDA of $37 million.

“Our first quarter operating results were in line with our expectations,” said James D. Swift, M.D., Chief Executive Officer of Pediatrix Medical Group. “Our key priorities for 2024 are sharply focused on operating efficiency and stabilization of our margin profile. We believe that our operating plans, combined with our strong financial position, will benefit all of our stakeholders.”

Operating Results– Three Months Ended March 31, 2024

Pediatrix’s net revenue for the three months ended March 31, 2024 was $495.1 million, compared to $491.0 million for the prior-year period. This increase reflected growth in same-unit revenue of 2.3 percent, partially offset by the impact of non-same unit activity, primarily practice dispositions.

Same-unit revenue attributable to patient volume increased by 1.3 percent for the 2024 first quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three months ended March 31, 2024. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

Three Months Ended March 31, 2024
Hospital-based patient services	2.5%
Office-based patient services	(0.9)%

Neonatology services (within hospital-based services):
Neonatal intensive care unit (NICU) days	2.5%

Same-unit revenue from net reimbursement-related factors increased by 1.0 percent for the 2024 first quarter as compared to the prior-year period. This increase primarily reflects modest improvements in hospital contract administrative fees. The percentage of services reimbursed by commercial and other non-government payors increased by approximately 130 basis points compared to the prior year period.

For the 2024 first quarter, practice salaries and benefits expense was $369.1 million, compared to $362.2 million for the prior-year period. This comparison reflects increases in same-unit clinical compensation and group health insurance costs, partially offset by declines in incentive compensation and other benefit expenses.

For the 2024 first quarter, general and administrative expenses were $60.2 million, as compared to $59.1 million for the prior-year period. This increase primarily reflects increased internal staffing as part of the Company’s ongoing development of its hybrid revenue cycle management structure.

For the first quarter of 2024, transformational and restructuring related expenses totaled $8.5 million. These expenses related primarily to position eliminations and revenue cycle management transition activities.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses, was $37.2 million for the 2024 first quarter, compared to $40.1 million for the prior-year period.

Depreciation and amortization expense was $10.3 million for the first quarter of 2024, compared to $9.0 million for the prior-year period.

Investment and other income was $2.0 million for the first quarter of 2024, compared to $0.6 million for the first quarter of 2023.

Interest expense was $10.6 million for the first quarter of 2024 compared to $10.4 million for the first quarter of 2023.

Pediatrix generated net income of $4.0 million, or $0.05 per diluted share, for the 2024 first quarter, based on a weighted average 83.3 million shares outstanding. This compares with net income of $14.2 million, or $0.17 per diluted share, for the 2023 first quarter, based on a weighted average 82.3 million shares outstanding.

For the first quarter of 2024, Pediatrix reported Adjusted EPS of $0.20, compared to $0.23 for the first quarter of 2023. For these periods, Adjusted EPS is defined as diluted income per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, transformational and restructuring related expenses, and discrete tax events.

Financial Position and Cash Flow – Continuing Operations

Pediatrix had cash and cash equivalents of $8.0 million at March 31, 2024, compared to $73.3 million on December 31, 2023, and net accounts receivable were $283.7 million.

For the first quarter of 2024, Pediatrix used cash of $122.6 million to fund continuing operations, compared to a use of $100.6 million during the first quarter of 2023. Pediatrix typically uses cash during the first quarter of each year as it pays incentive compensation, primarily to its affiliated physicians, and employee benefit plan matching contributions that were accrued during the prior year. The net increase in cash used of $22.0 million was primarily due to decreases in cash outflow from accounts receivable, partially offset by increases in cash flow from accounts payable and accrued expenses, prepaid expenses and other assets. Additionally, during the first quarter of 2024, the Company used $8.2 million to fund a practice acquisition and $5.3 million to fund capital expenditures.

At March 31, 2024, Pediatrix had total debt outstanding of $705 million, consisting of its $400 million in 5.375% Senior Notes due 2030; $225 million in borrowings under its Term A Loan; and $80 in borrowings under its $450 million revolving line of credit.

2024 Outlook

As previously disclosed, Pediatrix anticipates that its 2024 Adjusted EBITDA, as defined below, will be in a range of $200 million to $220 million.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three months ended March 31, 2024 and 2023 is provided in the financial tables of this press release.

Earnings Conference Call

Pediatrix will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from 1:45 p.m. ET today through midnight ET May 21, 2024 by dialing 1-866-207-1041, access code 1636261. The replay will also be available at www.pediatrix.com.

ABOUT PEDIATRIX MEDICAL GROUP

Pediatrix® Medical Group, Inc. (NYSE:MD) is the nation’s leading provider of physician services. Pediatrix-affiliated clinicians are committed to providing coordinated, compassionate and clinically excellent services to women, babies and children across the continuum of care, both in hospital settings and office-based practices. Specialties include obstetrics, maternal-fetal medicine and neonatology complemented by more than 20 pediatric subspecialties. The group’s high-quality, evidence-based care is bolstered by significant investments in research, education, quality-improvement and safety initiatives. The physician-led company was founded in 1979 as a single neonatology practice and today provides its highly specialized and often critical care services through more than 5,000 affiliated physicians and other clinicians in 37 states. To learn more about Pediatrix, visit www.pediatrix.com or follow us on Facebook, Instagram, LinkedIn, Twitter and the Pediatrix blog. Investment information can be found at www.pediatrix.com/investors.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the Company’s termination of its then third-party revenue cycle management provider and transition to a hybrid revenue cycle management model with one or more new third-party service providers, including any transition costs associated therewith; the impact of surprise billing legislation; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential healthcare reform; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions or organic growth initiatives; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

###

Pediatrix Medical Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net revenue	$495,101	$491,008
Operating expenses:
Practice salaries and benefits	369,138	362,235
Practice supplies and other operating expenses	31,085	30,720
General and administrative expenses	60,198	59,059
Depreciation and amortization	10,308	8,953
Transformational and restructuring related expenses	8,480	—
Total operating expenses	479,209	460,967
Income from operations	15,892	30,041
Investment and other income	2,013	634
Interest expense	(10,599)	(10,390)
Equity in earnings of unconsolidated affiliate	518	427
Total non-operating expenses	(8,068)	(9,329)
Income before income taxes	7,824	20,712
Income tax provision	(3,789)	(6,506)
Net income	$4,035	$14,206
Other comprehensive income, net of tax
Unrealized holding gain on investments, net of tax of $20 and $227	60	604
Total comprehensive income	$4,095	$14,810
Per common and common equivalent share data (diluted):
Net income:	$0.05	$0.17
Weighted average common shares	83,275	82,318

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net income	$4,035	$14,206
Interest expense	10,599	10,390
Income tax provision	3,789	6,506
Depreciation and amortization expense	10,308	8,953
Transformational and restructuring related expenses	8,480	—
Adjusted EBITDA	$37,211	$40,055

Pediatrix Medical Group, Inc.

Reconciliation of Diluted Net Income per Share

to Adjusted Income per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2024		2023
Weighted average diluted shares outstanding	83,275		82,318
Net income and diluted net income per share	$4,035	$0.05	$14,206	$0.17
Adjustments (1):
Amortization (net of tax of $863 and $499)	2,589	0.03	1,496	0.02
Stock-based compensation (net of tax of $716 and $752)	2,146	0.03	2,257	0.03
Transformational and restructuring expenses (net of tax of $2,120)	6,360	0.08	—	—
Net impact from discrete tax events	1,676	0.01	720	0.01
Adjusted income and diluted EPS	$16,806	$0.20	$18,679	$0.23

(1)
A blended tax rate of 25% was used to calculate the tax effects of the adjustments for the three months ended March 31, 2024 and 2023.

Pediatrix Medical Group, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of March 31, 2024	As of December 31, 2023
Assets:
Cash and cash equivalents	$7,998	$73,258
Investments	107,473	104,485
Accounts receivable, net	283,749	272,313
Other current assets	27,303	33,398
Intangible assets, net	18,759	21,240
Operating and finance lease right-of-use assets	70,278	70,294
Goodwill, other assets, property and equipment	1,652,605	1,644,822
Total assets	$2,168,165	$2,219,810
Liabilities and shareholders' equity:
Accounts payable and accrued expenses	$207,035	$350,798
Total debt, including finance leases, net	709,756	633,334
Operating lease liabilities	68,907	68,314
Other liabilities	326,271	318,303
Total liabilities	1,311,969	1,370,749
Total shareholders' equity	856,196	849,061
Total liabilities and shareholders' equity	$2,168,165	$2,219,810

Pediatrix Medical Group, Inc.

Reconciliation of Net Income to Forward-Looking Adjusted EBITDA

(in thousands)

(Unaudited)

	Year Ended December 31, 2024

Net income	$68,750	$83,700
Interest expense	40,600	39,900
Income tax provision	26,650	32,400
Depreciation and amortization expense	39,000	39,000
Transformational and restructuring related expenses	25,000	25,000
Adjusted EBITDA	$200,000	$220,000